Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2016 Results

and Narrows 2016 Guidance Range

Third Quarter 2016 Financial Results (and Comparison to Third Quarter 2015)

•      Cash provided by operating activities of $38.2 million vs. $14.3 million

•      Net loss of $(82.4) million, including $84.7 million non-cash impairment charge, vs. $(6.0) million

•      Project loss of $(57.1) million including impairment charge vs. project income of $24.2 million

•      Project Adjusted EBITDA of $51.3 million vs. $56.0 million

Other Highlights

•      Repaid $20 million of term loan ($45.1 million year to date, plus $25.3 million on previous term loan in first quarter)

•      Amortized $3.7 million of project debt ($8.0 million year to date)

•      Repurchased 3.7 million common shares (7.1 million in total under normal course issuer bid; total investment $17.3 million at an average price of $2.44)

•      Reduced 2016 estimated total overhead costs to $24 million from previous estimate of $27 million

DEDHAM, MASSACHUSETTS — November 7, 2016 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported cash provided by operating activities of $38.2 million for the third quarter of 2016, an increase of $23.9 million from the year-ago period primarily due to lower cash interest payments (resulting from debt repayment) and favorable changes in working capital.

The Company reported a net loss for the third quarter of 2016 of $(82.4) million, which included a non-cash impairment charge of $84.7 million, versus a net loss for the third quarter of 2015 of $(6.0) million.  The increased net loss was primarily attributable to the impairment charge and a reduction in foreign exchange gain, partially offset by lower interest expense.  Project loss for the third quarter of 2016 was $(57.1) million including the impairment charge versus project income for the year-ago period of $24.2 million.  In addition to the impairment charge, the result also reflected a reduction in foreign exchange gain, partially offset by lower interest expense.

Project Adjusted EBITDA for the third quarter of 2016 was $51.3 million, a decline of $4.7 million from the year-ago period.  The primary drivers were an extended planned outage at Morris and lower water flows at Curtis Palmer, partially offset by higher water flows at Mamquam and lower maintenance expense at Kapuskasing and North Bay.

“During the third quarter we continued to make significant progress in strengthening our balance sheet and improving our debt maturity profile, repaying nearly $24 million of term loan and project debt and repurchasing approximately $63 million of our June 2019 convertible debentures.  Continued debt repayment should improve our leverage ratio of 5.8 times by more than a turn by the end of next year,” said James J. Moore, Jr., President and CEO of Atlantic Power.  “In addition, during the quarter we repurchased nearly 3.7 million common shares, for a total of 7.1 million repurchased under the normal course issuer bid implemented last December.  The average repurchase price of $2.44 per share represents a significant discount to our estimate of intrinsic value.  We currently have approximately $60 million of discretionary cash available for further debt and equity repurchases and internal or external growth investments, which we will continue to allocate to the highest-return uses.”

“We continue to focus on cost and debt reduction as an important contributor to improved cash flow.  Over the next four years we expect to amortize more than $400 million of our term loan and project debt, which will drive interest expense and leverage lower,” continued Mr. Moore.  “In addition, we now expect our overhead costs for 2016 to be approximately $24 million, more than 10% lower than our previous estimate, which was already 50% below the level of 2013.  We plan to aggressively seek further cost reduction opportunities, with a major focus on operating costs in 2017.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Financial Results
Project revenue	$101.2	$107.5	$305.8	$321.8
Project (loss) income	(57.1)	24.2	(3.3)	63.0
Net (loss) income attributable to Atlantic Power Corporation	(82.4)	(6.0)	(116.2)	26.1
Cash provided by operating activities	38.2	14.3	91.9	67.7
Project Adjusted EBITDA	51.3	56.0	159.9	158.5
Cash Distributions from Projects	50.4	51.5	140.6	138.8
Operating Results
Aggregate power generation (thousands of Net MWh)	1,540.2	1,666.7	4,565.8	4,707.1
Weighted average availability	91.1%	96.2%	93.5%	94.9%

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to “Non-GAAP Disclosures” beginning on page 15 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to project income (loss), the most directly comparable measure on a GAAP basis, and net income (loss).  Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  It is not a non-GAAP measure.  Project Adjusted EBITDA, a non-GAAP measure, is the most comparable measure, but it is before debt service, capital expenditures and working capital requirements.  The Company has included a bridge of Project Adjusted EBITDA to Cash Distributions from Projects in the “Non-GAAP Disclosures” section of this release.

The Wind Projects consisted of five operating wind projects in Idaho and Oklahoma and representing 521 MW net ownership:  Goshen (12.5% economic interest), Idaho Wind (27.6% economic interest), Meadow Creek (100% economic interest), Rockland Wind Farm (50% economic interest, but consolidated on a 100% basis) and Canadian Hills (99% economic interest).  The Wind Projects were sold in June 2015 and are included in discontinued operations for the three and nine months ended September 30, 2015.  Results of the Wind Projects are excluded from Operating Results in Table 1 and as discussed below.  Results of the Wind Projects are excluded from Project revenue, Project (loss) income, Project Adjusted EBITDA and Cash Distributions from Projects as shown in Table 1 and as discussed below but are included in Net (loss) income attributable to Atlantic Power Corporation and Cash provided by operating activities as shown in Table 1.

Operating Results

Three Months ended September 30, 2016

Project availability was 91.1% in the third quarter of 2016, a decrease from 96.2% in the year-ago period.  Morris underwent an extensive overhaul in the third quarter and Calstock deferred its spring outage to the fall.  The impact of these outages was partially offset by higher availability at Piedmont, which had fewer outages in the third quarter, and Mamquam, which had a planned outage in the third quarter of 2015.

Generation decreased 7.6% in the third quarter of 2016 from the year-ago period, primarily due to the Morris overhaul; Frederickson, which had lower dispatch, and lower generation at Curtis Palmer due to lower water flows.  These decreases were partially offset by higher generation at Mamquam due to higher water flows in 2016 and a maintenance outage in the third quarter of 2015.

Nine Months ended September 30, 2016

Project availability was 93.5% in the first nine months of 2016, a decrease from 94.9% in the year-ago period.  The Morris overhaul was the primary driver of the reduced availability.  This was partially offset by higher availability at Mamquam, which had a planned outage in the third quarter of 2015, and Manchief, which had a major outage in the second quarter of 2015.

Generation decreased by 3.0% in the first nine months of 2016 from the year-ago period, primarily due to lower dispatch at Manchief and Selkirk and maintenance outages at Morris and Chambers.  These decreases were partially offset by higher generation at Mamquam due to higher water flows in 2016 and a maintenance outage in the comparable 2015 period.

Income and Project Adjusted EBITDA

Three Months Ended September 30, 2016

Impairment

In the third quarter of 2016, as discussed in further detail in its report on Form 10-Q, the Company recorded a non-cash impairment charge of $84.7 million.  Of the total, $78.8 million was for an impairment of goodwill at its Mamquam, Curtis Palmer, North Bay and Kapuskasing projects and the remainder was for an impairment of the carrying value of long-lived assets at its North Bay and Kapuskasing projects.  As a result of these impairments, goodwill was reduced to $37.6 million at September 30, 2016.

The impairment resulted from an event-driven goodwill impairment test, which was undertaken because of a significant decline during the quarter in the long-term power price outlook provided by a third party and used by the Company in this analysis.  Estimated future cash flows (beyond the expiration of the Power Purchase Agreement or PPA) are sensitive to forward power prices.  Additionally, the approaching expiration dates of the North Bay and Kapuskasing PPAs were a factor in the impairment analysis.

Because the third-quarter test was event-driven, the Company is still required to conduct an annual impairment test, which it will do in the fourth quarter of 2016.  As previously disclosed, the Company identified a material weakness with respect to its controls over impairment testing at the time the previous annual test was conducted.  Management is actively engaged in remediating this weakness, and has re-designed certain controls and implemented new controls as part of this process.  The Company expects to remediate this weakness by the time its year end 2016 financial statements are filed on Form 10-K.

Net income (loss)

The Company reported a net loss of $(82.4) million versus a net loss of $(6.0) million in the third quarter of 2015.  The year-over-year decrease was mostly attributable to an $84.7 million impairment charge recorded in the 2016 period as described above and an $18.3 million decrease in a largely unrealized foreign exchange gain relative to 2015.  These negative factors were partially offset by lower interest expense in 2016, which was attributable to debt repayment in 2015 and 2016 and to the non-recurrence of $19.5 million of interest and redemption costs associated with the July 2015 redemption of the Company’s 9.0% Senior Unsecured Notes (the “9.0% Notes”).

Project income (loss) and Project Adjusted EBITDA

Table 2 provides a breakdown of Project income and Project Adjusted EBITDA by segment for the three and nine months ended September 30, 2016 as compared to the same periods in 2015.  An explanation of these two metrics can be found in the Note to Table 2.  Results for project income and Project Adjusted EBITDA exclude discontinued operations; accordingly, results of the Wind Projects, which were sold in June 2015, are not included in either metric for the periods shown in Table 2.

Project loss for the third quarter of 2016 was $(57.1) million versus project income of $24.2 million for the year-ago period.  The primary reason for the change from project income to project loss was the $84.7 million impairment recorded in the third quarter of 2016.  Another factor was the reduction in foreign exchange gain from $21.7 million in 2015 to $3.4 million in 2016.  These negative factors were partially offset by increased income attributable to the fair value of derivatives and lower interest expense, in part because of the costs associated with the redemption of the 9.0% Notes in the third quarter of 2015.

Project Adjusted EBITDA decreased $4.7 million to $51.3 million for the third quarter of 2016.  Morris had an $8.5 million reduction in Project Adjusted EBITDA, primarily attributable to higher maintenance expense and reduced gross margin due to a planned extended outage.  Lower water flows at Curtis Palmer and expiration of a rate adder at Calstock also contributed to the decrease.  These factors were partially offset by higher water flows at Mamquam, lower maintenance expense at Kapuskasing and North Bay, and increases at other projects.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Project income (loss)
East U.S.	$(8.6)	$12.4	$16.9	$40.0
West U.S.	11.4	11.5	13.8	7.3
Canada	(62.4)	1.9	(33.1)	17.9
Un-allocated Corporate	2.5	(1.6)	(0.9)	(2.2)
Total	$(57.1)	$24.2	$(3.3)	$63.0
Project Adjusted EBITDA
East U.S.	$19.4	$27.4	$70.5	$81.0
West U.S.	21.3	21.4	43.4	37.1
Canada	10.7	7.6	46.2	43.0
Un-allocated Corporate	(0.1)	(0.4)	(0.2)	(2.6)
Total	$51.3	$56.0	$159.9	$158.5

Note:  The results of the Wind Projects are included in discontinued operations and are excluded from Project income and Project Adjusted EBITDA as presented in Table 2.

Project income (loss) is a GAAP measure that can fluctuate significantly due to non-cash adjustments to “mark-to-market” the fair value of derivatives.  Non-cash impairment charges and gains or losses on the sale of assets are included in project income and can also affect year-over-year comparisons.

Project Adjusted EBITDA is a non-GAAP measure.  Management believes that Project Adjusted EBITDA, which includes the proportional share of Project Adjusted EBITDA from the Company’s equity method projects, is a more useful measure of financial results at its projects because it excludes non-cash impairment charges, gains or losses on the sale of assets and non-cash mark-to-market adjustments, all of which can affect year-to-year comparisons.  Project Adjusted EBITDA is before corporate overhead expense.  The most directly comparable GAAP measure to Project Adjusted EBITDA is Project income; Tables 10A through 10D of this release provide a reconciliation of Net income to Project income and to Project Adjusted EBITDA by segment and on a consolidated basis for the three- and nine-month periods ended September 30, 2016 and September 30, 2015.

Corporate-level general and administrative (G&A) expense (shown as “Administration” on the Consolidated Statements of Operations) decreased $1.2 million in the third quarter of 2016 to $5.7 million.  The improvement was primarily due to decreases in professional services expenses, compensation costs and rent expenses.

Nine Months Ended September 30, 2016

Net income (loss)

The Company had a net loss of $(116.2) million for the first nine months of 2016 versus net income of $26.1 million for the comparable 2015 period.  The 2016 result included the $84.7 million impairment charge recorded in the third quarter and a $31.5 million non-cash write-off of deferred financing costs in the second quarter.  The 2015 result included $20.6 million of net income from discontinued operations (Wind business) and an $11.0 million loss attributable to noncontrolling interests (Wind).  The benefit of lower corporate G&A and lower interest expense in 2016 was more than offset by a largely unrealized foreign exchange loss of $19.1 million versus a foreign exchange gain in 2015.

Project income (loss) and Project Adjusted EBITDA

Project loss of $3.3 million for the first nine months of 2016 compared unfavorably to project income of $63.0 million for the 2015 period.  The 2016 result included the impairment charge previously described.  Excluding the impairment charge, project income increased $18.4 million from the year-ago period, primarily due to a favorable change in the fair value of derivative instruments, lower depreciation expense following an impairment of long-lived assets in the fourth quarter of 2015, and higher project income at Manchief, which had a scheduled maintenance overhaul in the second quarter of 2015, partially offset by lower project income at Morris, which had an extended planned outage in the third quarter of 2016.

Project Adjusted EBITDA of $159.9 million for the first nine months of 2016 increased $1.4 million from $158.5 million for the 2015 period.  Lower maintenance expense and higher revenue at Manchief, which had an outage in 2015, and higher water flows at Mamquam were partially offset by higher maintenance expense and lower revenues at Morris due to the extended outage in 2016 and by gas turbine maintenance expense and lower steam demand at Kenilworth.

Corporate-level G&A expense of $17.6 million for the first nine months of 2016 was $5.4 million lower than the year-ago period primarily due to a $2.3 million reduction in employee compensation expense, a $1.6 million decrease in professional services costs and a $1.4 million decrease in rent expense.

Cash Flow

Table 3 presents cash flow results for the Company for the three and nine months ended September 30, 2016 as compared to the same periods in 2015.

Atlantic Power Corporation

Table 3 — Cash Flow Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Cash Provided by Operating Activities	$38.2	$14.3	$91.9	$67.7
Amount attributable to Discontinued Operations (Wind Projects) included above	—	—	—	21.9

Cash Distributions from Projects (excludes Discontinued Operations) (1)	50.4	51.5	140.6	138.8

(1) There were no cash distributions from the Wind Projects for the three months ended September 30, 2016 and 2015.  Excludes cash distributions from the Wind Projects of $0 and $9.3 million for the nine months ended September 30, 2016 and 2015, respectively.

Three Months Ended September 30, 2016

Cash provided by operating activities (a GAAP measure) increased $23.9 million to $38.2 million from $14.3 million in the third quarter of 2015.  The increase was primarily attributable to a $20.6 million reduction in cash interest payments due to debt repayment in 2016 and 2015 and make-whole payments associated with the redemption of the 9.0% Notes in 2015.

Changes in other operating balances (such as receivables, payables and certain other assets and liabilities) were a positive $17.5 million versus $7.6 million in the year-ago period, or a $9.9 million benefit to cash flow in 2016 as compared to 2015.  The positive impact of lower cash interest payments and the favorable change in other operating balances was partially offset by lower Project Adjusted EBITDA ($4.7 million).

During the quarter, the Company used operating cash flow to repay term loan debt of $20 million and project debt of $3.7 million, make capital expenditures of $4.5 million and pay preferred dividends of $2.2 million.  In the third quarter of 2015, repayment of the term loan was $9.7 million, project debt repayment was $4.4 million, capital expenditures were $4.4 million and preferred dividends were $2.1 million.

Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  In the third quarter of 2016, Cash Distributions from Projects decreased $1.1 million to $50.4 million from $51.5 million for the same period in 2015.  The decrease was primarily due to Curtis Palmer, which experienced lower water flows, and Morris, which underwent an extensive overhaul in the third quarter of 2016.  These decreases were partially offset by increases at Manchief, Kapuskasing and Nipigon because of major maintenance/optimization events in the third quarter of 2015 that did not recur in the third quarter of 2016.

Nine Months Ended September 30, 2016

Cash provided by operating activities increased $24.2 million in the first nine months of 2016 to $91.9 million from $67.7 million in the year-ago period.  The 2015 result included $21.9 million of operating cash flow from the Wind business.  Excluding this discontinued operation, operating cash flow increased approximately $46 million.  The increase was primarily attributable to a reduction of $32.2 million in cash interest payments (of which $1.5 million was attributable to the Wind business) due to debt repayment in 2015 and 2016 and the absence of make-whole premiums associated with the redemption of the 9.0% Notes in 2015.  Lower corporate G&A expense of $5.4 million was also a positive factor.

Changes in other operating balances in the first nine months of 2016 were $53.6 million versus $24.4 million in the comparable period in 2015.  The 2016 result included $31.5 million for the write-off of deferred financing costs in the second quarter, which was included in net income (loss) but did not affect cash flow, and the 2015 figure included $3.2 million related to the Wind business.  Excluding these items, changes in other operating balances were approximately $22 million in 2016 and $21 million in 2015, or a $1 million benefit to cash flow in 2016 as compared to 2015.

In the first nine months of 2016, the Company used operating cash flow to repay term loan debt of $70.5 million (including $25.3 million related to the previous term loan in the first quarter) and project debt of $8.0 million, make capital expenditures of $6.5 million and pay preferred dividends of $6.4 million.  In the first nine months of 2015, repayment of the term loan was $56.5 million, project debt repayments totaled $10.8 million, capital expenditures were $9.4 million and preferred dividends were $6.7 million.

Cash Distributions from Projects increased $1.8 million to $140.6 million for the first nine months of 2016 from $138.8 million for the same period in 2015.  The increase was due to Manchief, which underwent a gas turbine major overhaul last year; Morris, which received a reimbursement for a customer-owned construction project this year; and Mamquam, which benefited from higher water flows.  These increases were partially offset by Chambers, which under the new project debt agreement in 2014 made a nine-month distribution in January 2015 versus a six-month distribution in January 2016.

Results of Discontinued Operations

The Wind projects, which were sold in June 2015, had no impact on financial results in 2016.  For the first nine months of 2015, the Wind projects had Project income of $53.2 million, Cash provided by operating activities of $21.9 million and Cash Distributions of $9.3 million, as shown in Table 4.

Atlantic Power Corporation

Table 4 — Discontinued Operations

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Project revenue	$—	$—	$—	$34.8
Project income (loss)	—	(0.2)	—	53.2
Net (loss) income	—	(0.5)	—	20.6
Cash provided by operating activities	—	—	—	21.9
Cash Distributions from Projects	—	—	—	9.3

Liquidity and Recent Balance Sheet Initiatives

Balance Sheet

Substantial Issuer Bid for 2019 Convertible Debentures

As previously reported, in July 2016, the Company repurchased and canceled $62.7 million of its Series C Convertible Debentures under a substantial issuer bid.  The price was $965 per $1,000 of principal amount, plus accrued and unpaid interest.  At September 30, 2016, there were approximately $42.6 million of Series C Convertible Debentures outstanding.

Mandatory Debt Repayment

During the third quarter of 2016, the Company amortized $20 million of the APLP Holdings term loan and $3.7 million of project-level debt.  Year to date, the Company has amortized $70.5 million of term loan debt, including $25.3 million in the first quarter related to the previous term loan, and $8.0 million of project-level debt.  The Company expects to repay another $15 million of term loan and $2.9 million of project-level debt in the fourth quarter of 2016.

Normal Course Issuer Bid (Discretionary repurchases)

Convertible debentures:  In the first quarter of 2016, the Company repurchased $18.8 million principal amount of convertible debentures under the normal course issuer bid (NCIB).  The remaining 2017 convertible debentures were redeemed in May using net proceeds from the term loan refinancing.  The Company did not make any additional repurchases of convertible debentures under the NCIB in the second or third quarters of 2016 because it had already reached the maximum amounts of repurchases of 2019 convertible debentures allowable under the NCIB ($11.7 million for the Series C and Cdn$9.0 million for the Series D).

Common shares:  The Company repurchased slightly less than 3.7 million common shares in the third quarter at a cost of approximately $9.1 million.  During the fourth quarter to date, the Company has repurchased another 1.4 million common shares.  Since the NCIB was implemented in December, the Company has repurchased a total of 7.1 million common shares at a total cost of approximately $17.3 million (average price of $2.44 per share).

The NCIB is scheduled to expire on December 28, 2016.

Debt Balance and Leverage at September 30, 2016

Although the refinancing of the previous term loan in April 2016 resulted in a net increase in debt of $252 million, the allocation of a majority of the net cash proceeds from the refinancing to debt redemptions and repurchases in the second and third quarters of this year, together with ongoing amortization of the new term loan and project debt, have offset the majority of this increase.  At September 30, 2016, the Company’s consolidated debt was $1.02 billion, excluding unamortized discounts and deferred financing costs, as compared to $993 million prior to the refinancing.  The Company’s leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 5.8 times at September 30, 2016.  The Company expects this ratio to decline to 5.6 times by the end of 2016.

Debt Maturity Profile

As a result of refinancing and discretionary repurchases to date, the Company has no bullet maturities at the corporate level prior to June 2019, when the remaining $42.6 million of Series C convertible debentures will mature.  In addition, the Company has $61.7 million (U.S. dollar equivalent) of Series D convertible debentures maturing in December 2019.  The reshaping of the Company’s maturity profile is further improved by the later maturity dates for the new term loan (2023 versus 2021 previously) and the new revolver (2021 versus 2018 previously).  The Company also has one project debt bullet maturity during this period — the term loan at its Piedmont project totaling $54 million at its maturity date of August 2018.  In addition to these bullet maturities, the Company has amortizing debt at various projects through 2025 and required amortization of the APLP Holdings term loan per a targeted debt schedule through the 2023 maturity date.

Liquidity

As shown in Table 5, the Company’s liquidity at September 30, 2016 was $205.1 million, including $93.8 million of unrestricted cash and $111.3 million of borrowing capacity under its corporate revolver.  Liquidity at June 30, 2016 was $251.4 million, including $154.2 million of unrestricted cash and $97.2 million of borrowing capacity.  Borrowing capacity increased $13.9 million because of a reduction in letters of credit outstanding.  The cash balance decreased approximately $60 million during the quarter, as the Company used $61 million of cash to repurchase $62.7 million of its Series C Convertible Debentures at a price of 96.5%.  The Company also repurchased $9.1 million of common shares.  Operating cash flow exceeded debt repayment, capital expenditures and preferred dividend payments for the quarter by approximately $8 million.

Atlantic Power Corporation

Table 5 — Liquidity (in millions of U.S. dollars)

Unaudited

	June 30, 2016	September 30, 2016
Revolver capacity	$200.0	$200.0
Letters of credit outstanding	(102.8)	(88.7)
Unused borrowing capacity	97.2	111.3
Unrestricted cash	154.2	93.8
Total Liquidity	$251.4	$205.1

Note:  Liquidity numbers presented do not include restricted cash of $14.3 million at June 30, 2016 and $12.6 million at September 30, 2016.

Other Financial Updates

2016 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.  These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Based on the results of the nine months ended September 30, 2016 and the outlook for the fourth quarter of 2016, the Company is narrowing its range for 2016 Project Adjusted EBITDA guidance to between $205 and $215 million, from the previous range of $200 to $220 million.

Table 6 provides a bridge of the Company’s 2016 Project Adjusted EBITDA guidance to Cash provided by operating activities.  For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil.

Atlantic Power Corporation

Table 6 — Bridge of 2016 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

2016 Project Adjusted EBITDA Guidance(1)	$205 - $215
Adjustment for equity method projects(2)	(2)
Corporate G&A expense	(23)
Cash interest payments	(73)
Cash taxes	(4)
Other	—
Cash provided by operating activities	$100 - $115

Note: For the purpose of providing a bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil.

(1) Initially provided March 7, 2016 and revised November 7, 2016.

(2) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution from equity method projects.

Optimization Investments

The Company expects to make approximately $3.5 million of optimization-related investments in its projects in 2016, with the majority of those for upgrades to a boiler and two combustion turbines at Morris and a spillway upgrade project at Curtis Palmer.  The Morris turbine upgrades were completed in September during the extended outage.  Work on the boiler upgrade has been completed and final testing is expected to be completed by the end of November.  The Curtis Palmer project was completed in November.

The Company expects to realize a cash flow benefit of approximately $8 million in 2016 from investments made in 2013 through 2016 totaling approximately $25 million.  This is lower than the original expectation primarily because higher levels of waste heat at Nipigon have reduced the need for the duct burners and booster pump that were installed as optimization projects in 2014 and 2015, respectively.  The cash flow benefit of additional waste heat has more than offset the lower return from optimization.  In addition, low water flows at Curtis Palmer this year have reduced the contribution from the turbine upgrades completed in 2013 and 2014.

Maintenance and Capex

Through the first nine months of 2016, the Company has made $6.5 million of capital expenditures and incurred $36.8 million of maintenance expense.  For the full year, the Company expects to make capital expenditures of $8 million (including $3.5 million for optimization projects) and incur maintenance expense in 2016 of approximately $47 million.  Both the capex and maintenance expenditures forecasts include the Company’s share of projects in which it has an equity ownership interest.

The capital expenditure forecast does not include any outlays for converting Tunis to simple cycle operation (in conjunction with the new Power Purchase Agreement), as there has not yet been a decision with respect to the start date for the new PPA, or for a new fuel shredder at Williams Lake, which would accommodate rail ties as part of the project’s fuel supply.  In September, the Company received an amended air permit for Williams Lake that would allow increased use of rail ties, but the permit has been appealed.  Investment in the shredder is contingent on resolution of the appeal as well as on an agreement with BC Hydro on a long-term extension of the existing PPA, which is scheduled to expire in March 2018.

Supplementary Financial Information

For a discussion of non-GAAP disclosures and schedules reconciling the Company’s non-GAAP measure to the comparable GAAP measure, please refer to pages 15-21 of this release.  Included in this section is a summary of Project income and Project Adjusted EBITDA by project for the three and nine months ended September 30, 2016 and 2015 (Tables 12 and 13, respectively).

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call on Tuesday, November 8, 2016 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Tuesday, November 8, 2016

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay/Archive Information:

Replay:  Access conference call number 10094170 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through December 8, 2016 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  The Company’s expectation that its leverage ratio will decline from 5.8 times currently to 5.6 times by year end 2016;

•                  the Company’s expectation that it will improve its leverage ratio of 5.8 times currently by more than a turn by year end 2017;

•                  the Company’s belief that the average repurchase price of $2.44 per share represents a compelling discount to the Company’s estimate of intrinsic value;

•                  the Company’s estimate of discretionary cash (approximately $60 million) and its ability to allocate that cash to the highest-return uses;

•                  the Company’s estimate that it will amortize more than $400 million of term loan and project debt over the next four years;

•                  the Company’s estimate that overhead costs will total approximately $24 million in 2016, down from the previous expectation of approximately $27 million;

•                  the Company’s plan to seek further cost reductions in 2017, with a focus on plant operating costs;

•                  the Company’s estimates of factors affecting its goodwill impairment analysis;

•                  the Company’s views that it will remediate the material weakness in its financial controls (with respect to impairment) by the time it files its 2016 report on Form 10-K;

•                  the Company’s expectation that it will repay $15 million of term loan debt and $2.9 million of project debt in the fourth quarter of 2016;

•                  the Company’s views of its debt maturity profile;

•                  the Company’s expectation that discretionary optimization investments in its fleet will be approximately $3.5 million in 2016, and that the majority of those investments will be made at the Morris and Curtis Palmer projects;

•                  the timing of the completion of upgrades at the Morris and Curtis Palmer projects;

•                  the Company’s expectation that it will realize a cash flow benefit of approximately $8 million in 2016 from discretionary investments made in 2013 through 2016 totaling approximately $25 million;

•                  the Company’s expectation that in 2016, capital expenditures will total approximately $8 million and maintenance expense will total approximately $47 million;

•                  timing of capital expenditures for a new fuel shredder at Williams Lake and the timing and probability of resolution of the appeal of an amended air permit and contract extension with BC Hydro;

•                  the Company’s estimation that 2016 Project Adjusted EBITDA will be in the range of $205 to $215 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business plan, including the objective of enhancing the value of its existing assets through optimization investments and commercial activities, delevering its balance sheet to improve its cost of capital and ability to compete for new investments, and utilizing its core competencies to create proprietary investment opportunities, and the Company’s ability to raise additional capital for growth and/or debt reduction, and the outcome or impact on the Company’s business of any such actions.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Table 7 — Consolidated Balance Sheet (in millions of U.S. dollars)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$93.8	$72.4
Restricted cash	12.6	15.2
Accounts receivable	39.5	39.6
Inventory	1.6	—
Prepayments and other current assets	15.9	16.9
Assets held for sale	10.1	8.3
Other current assets	2.5	4.5
Total current assets	176.0	156.9

Property, plant and equipment, net	749.8	777.7
Equity investments in unconsolidated affiliates	277.6	286.2
Power purchase agreements and intangible assets, net	273.0	308.9
Goodwill	37.6	134.5
Derivative instruments asset	1.3	0.3
Deferred income tax	1.0	—
Other assets	5.6	6.7
Total assets	$1,521.9	$1,671.2

Liabilities
Current liabilities:
Accounts payable	$3.7	$6.9
Accrued interest	10.9	1.6
Other accrued liabilities	24.3	25.4
Current portion of long-term debt	101.4	15.8
Current portion of derivative instruments liability	15.2	36.7
Other current liabilities	4.1	2.5
Total current liabilities	159.6	88.9

Long-term debt	778.9	682.7
Convertible debentures	101.4	277.7
Derivative instruments liability	27.3	20.8
Deferred income taxes	69.8	85.7
Power purchase and fuel supply agreement liabilities, net	26.2	27.0
Other long-term liabilities	54.9	53.2
Total liabilities	$1,218.1	$1,236.0

Equity
Common shares, no par value, unlimited authorized shares; 117,029,308 and 122,153,082 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,278.1	1,290.6
Accumulated other comprehensive loss	(142.0)	(139.3)
Retained deficit	(1,053.6)	(937.4)
Total Atlantic Power Corporation shareholders’ equity	82.5	213.9
Preferred shares issued by a subsidiary company	221.3	221.3
Total equity	303.8	435.2
Total liabilities and equity	$1,521.9	$1,671.2

Atlantic Power Corporation

Table 8 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Project revenue:
Energy sales	$40.7	$43.4	$138.4	$144.9
Energy capacity revenue	44.0	45.9	113.2	117.4
Other	16.5	18.2	54.2	59.5
	101.2	107.5	305.8	321.8
Project expenses:
Fuel	36.8	41.1	110.8	125.3
Operations and maintenance	28.2	24.8	79.4	81.6
Development	—	—	—	1.1
Depreciation and amortization	25.3	27.8	75.6	83.8
	90.3	93.7	265.8	291.8
Project other income (expense):
Change in fair value of derivative instruments	9.0	3.6	20.0	8.7
Equity in earnings of unconsolidated affiliates	9.6	8.9	27.9	28.3
Interest, net	(2.4)	(2.1)	(6.9)	(6.2)
Impairment	(84.7)	—	(84.7)	—
Other income, net	0.5	—	0.4	2.2
	(68.0)	10.4	(43.3)	33.0
Project income	(57.1)	24.2	(3.3)	63.0

Administrative and other expenses (income):
Administration	5.7	6.9	17.6	23.0
Interest, net	20.0	41.0	87.9	91.3
Foreign exchange loss (gain)	(3.4)	(21.7)	19.1	(49.1)
Other income, net	(1.7)	—	(3.9)	(3.1)
	20.6	26.2	120.7	62.1
(Loss) income from continuing operations before income taxes	(77.7)	(2.0)	(124.0)	0.9
Income tax (benefit) expense	2.6	1.4	(14.2)	(0.3)
(Loss) income from continuing operations	(80.3)	(3.4)	(109.8)	1.2
Net income from discontinued operations, net of tax (1)	—	(0.5)	—	20.6
Net (loss) income	(80.3)	(3.9)	(109.8)	21.8
Net (loss) attributable to noncontrolling interests	—	—	—	(11.0)
Net income attributable to preferred share dividends of a subsidiary company	2.1	2.1	6.4	6.7
Net (loss) income attributable to Atlantic Power Corporation	$(82.4)	$(6.0)	$(116.2)	$26.1
Basic and diluted earnings per share:
(Loss) from continuing operations attributable to Atlantic Power Corporation	$(0.69)	$(0.05)	$(0.96)	$(0.05)
Income from discontinued operations, net of tax	—	—	—	0.26
Net (loss) income attributable to Atlantic Power Corporation	$(0.69)	$(0.05)	$(0.96)	$0.21

Weighted average number of common shares outstanding:
Basic	119.3	122.1	120.9	121.8
Diluted	119.3	122.2	120.9	121.9

Dividends paid per common share:	$—	$0.02	$—	$0.07

(1) Includes contributions from the Wind Projects, which are components of discontinued operations.

Atlantic Power Corporation

Table 9 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Nine months ended September 30,
	2016	2015
Cash provided by operating activities:
Net (loss) income	$(109.8)	$21.8
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	75.6	94.1
Gain from discontinued operations	—	(47.2)
Gain on sale of development project and other assets	—	(2.3)
Gain on purchase and cancellation of convertible debentures	(4.7)	(3.1)
Loss on disposal of fixed assets	0.2	—
Stock-based compensation expense	1.4	2.1
Long-lived assets and goodwill impairment	84.7	—
Equity in earnings from unconsolidated affiliates	(27.9)	(28.3)
Distributions from unconsolidated affiliates	36.5	40.0
Unrealized foreign exchange gain	19.1	(49.3)
Change in fair value of derivative instruments	(20.0)	(8.0)
Change in deferred income taxes	(16.8)	23.6
Change in other operating balances
Accounts receivable	—	4.3
Inventory	1.1	1.7
Prepayments and other assets	42.1	20.2
Accounts payable	0.3	(6.1)
Accruals and other liabilities	10.1	4.2
Cash provided by operating activities	91.9	67.7

Cash provided by investing activities:
Change in restricted cash	2.6	8.0
Proceeds from sale of assets and equity investments, net	—	326.3
Contribution to unconsolidated affiliate	—	(0.5)
Capitalized development costs	—	(0.8)
Reimbursement of construction cost	4.7	—
Purchase of property, plant and equipment	(6.5)	(9.4)
Cash provided by investing activities	0.8	323.6

Cash used in financing activities:
Proceeds from senior secured term loan facility, net of discount	679.0	—
Common share repurchases	(13.9)	—
Repayment of corporate and project-level debt	(526.4)	(387.1)
Repayment of convertible debentures	(187.4)	(18.7)
Deferred financing costs	(16.2)	—
Dividends paid to common shareholders	—	(8.5)
Dividends paid to noncontrolling interests	—	(3.8)
Dividends paid to preferred shareholders	(6.4)	(6.7)
Cash used in financing activities	(71.3)	(424.8)

Net increase in cash and cash equivalents	21.4	(33.5)
Less cash at discontinued operations	—	3.9
Cash and cash equivalents at beginning of period at discontinued operations	—	—
Cash and cash equivalents at beginning of period	72.4	106.0
Cash and cash equivalents at end of period	$93.8	$76.4

Supplemental cash flow information
Interest paid	$43.3	$75.5
Income taxes paid, net	2.8	4.1
Accruals for construction in progress	0.4	1.2

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) by segment and on a consolidated basis is provided in Tables 10A through 10D on pages 16 and 17 of this news release.

Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  It is not a non-GAAP measure.  Project Adjusted EBITDA, a non-GAAP measure, is the most comparable measure, but it is before debt service, capital expenditures and working capital requirements.  The Company has provided a bridge of Project Adjusted EBITDA to Cash Distributions from Projects in Tables 11A through 11D on pages 18 and 19 of this release.

Table 12 (page 20) presents Project income (loss) by project for selected projects for the three and nine months ended September 30, 2016 and the comparable periods in 2015.  Table 13 (page 21) presents Project Adjusted EBITDA by project for the same projects as shown in Table 12 for the three and nine months ended September 30, 2016 and the comparable periods in 2015.  Table 13 also provides a reconciliation of Project Adjusted EBITDA to Net Income (loss) for the three- and nine-month periods ended September 30, 2016 and September 30, 2015.

Atlantic Power Corporation

Table 10A — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Three Months Ended September 30, 2016

Unaudited

	East	West	Canada	Un-alloc. Corp	Consol.
Net (loss) income attributable to Atlantic Power Corporation	$(8.6)	$11.4	$(62.4)	$(22.8)	$(82.4)
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	2.1	2.1
Net (loss) attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income	(8.6)	11.4	(62.4)	(20.7)	(80.3)
Net income from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) from continuing operations	(8.6)	11.4	(62.4)	(20.7)	(80.3)
Income tax (benefit) expense	—	—	—	2.6	2.6
Income (loss) from continuing operations before income taxes	(8.6)	11.4	(62.4)	(18.1)	(77.7)
Administration	—	—	—	5.7	5.7
Interest, net	—	—	—	20.0	20.0
Foreign exchange loss (gain)	—	—	—	(3.4)	(3.4)
Other income, net	—	—	—	(1.7)	(1.7)
Project income (loss)	(8.6)	11.4	(62.4)	2.5	(57.1)
Change in fair value of derivative instruments	(1.2)	—	(5.6)	(2.2)	(9.0)
Depreciation and amortization	11.0	9.9	9.4	0.1	30.4
Interest, net	2.8	—	—	—	2.8
Impairment	15.4	—	69.3	—	84.7
Other project expense	—	—	—	(0.5)	(0.5)
Project Adjusted EBITDA	$19.4	$21.3	$10.7	$(0.1)	$51.3

Atlantic Power Corporation

Table 10B — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Three Months Ended September 30, 2015

Unaudited

	East	West	Canada	Un-alloc. Corp	Consol.
Net (loss) income attributable to Atlantic Power Corporation	$12.4	$11.5	$1.9	$(31.8)	$(6.0)
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	2.1	2.1
Net (loss) attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income	12.4	11.5	1.9	(29.7)	(3.9)
Net income from discontinued operations, net of tax	—	—	—	0.5	0.5
Net income (loss) from continuing operations	12.4	11.5	1.9	(29.2)	(3.4)
Income tax (benefit) expense	—	—	—	1.4	1.4
Income (loss) from continuing operations before income taxes	12.4	11.5	1.9	(27.8)	(2.0)
Administration	—	—	—	6.9	6.9
Interest, net	—	—	—	41.0	41.0
Foreign exchange loss (gain)	—	—	—	(21.7)	(21.7)
Other income, net	—	—	—	—	—
Project income (loss)	12.4	11.5	1.9	(1.6)	24.2
Change in fair value of derivative instruments	1.9	—	(6.1)	0.6	(3.6)
Depreciation and amortization	10.7	9.9	11.7	0.5	32.8
Interest, net	2.4	—	0.1	—	2.5
Other project expense	—	—	—	0.1	0.1
Project Adjusted EBITDA	$27.4	$21.4	$7.6	$(0.4)	$56.0

Atlantic Power Corporation

Table 10C — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Nine Months Ended September 30, 2016

Unaudited

	East	West	Canada	Un-alloc. Corp	Consol.
Net (loss) income attributable to Atlantic Power Corporation	$16.9	$13.8	$(33.1)	$(113.8)	$(116.2)
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	6.4	6.4
Net (loss) attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income	16.9	13.8	(33.1)	(107.4)	(109.8)
Net income from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) from continuing operations	16.9	13.8	(33.1)	(107.4)	(109.8)
Income tax (benefit) expense	—	—	—	(14.2)	(14.2)
Income (loss) from continuing operations before income taxes	16.9	13.8	(33.1)	(121.6)	(124.0)
Administration	—	—	—	17.6	17.6
Interest, net	—	—	—	87.9	87.9
Foreign exchange loss (gain)	—	—	—	19.1	19.1
Other income, net	—	—	—	(3.9)	(3.9)
Project income (loss)	16.9	13.8	(33.1)	(0.9)	(3.3)
Change in fair value of derivative instruments	(3.0)	—	(17.7)	0.6	(20.1)
Depreciation and amortization	33.0	29.6	27.7	0.5	90.8
Interest, net	8.2	—	—	—	8.2
Impairment	15.4	—	69.3	—	84.7
Other project expense	—	—	—	(0.4)	(0.4)
Project Adjusted EBITDA	$70.5	$43.4	$46.2	$(0.2)	$159.9

Atlantic Power Corporation

Table 10D — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Nine Months Ended September 30, 2015

Unaudited

	East	West	Canada	Un-alloc. Corp	Consol.
Net (loss) income attributable to Atlantic Power Corporation	$40.0	$7.3	$17.9	$(39.1)	$26.1
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	6.7	6.7
Net (loss) attributable to noncontrolling interests	—	—	—	(11.0)	(11.0)
Net (loss) income	40.0	7.3	17.9	(43.4)	21.8
Net income from discontinued operations, net of tax	—	—	—	(20.6)	(20.6)
Net income (loss) from continuing operations	40.0	7.3	17.9	(64.0)	1.2
Income tax (benefit) expense	—	—	—	(0.3)	(0.3)
Income (loss) from continuing operations before income taxes	40.0	7.3	17.9	(64.3)	0.9
Administration	—	—	—	23.0	23.0
Interest, net	—	—	—	91.3	91.3
Foreign exchange loss (gain)	—	—	—	(49.1)	(49.1)
Other income, net	—	—	—	(3.1)	(3.1)
Project income (loss)	40.0	7.3	17.9	(2.2)	63.0
Change in fair value of derivative instruments	1.6	—	(11.6)	1.3	(8.7)
Depreciation and amortization	31.8	29.7	36.5	0.9	98.9
Interest, net	7.6	—	0.1	—	7.7
Other project expense	—	0.1	0.1	(2.6)	(2.4)
Project Adjusted EBITDA	$81.0	$37.1	$43.0	$(2.6)	$158.5

Atlantic Power Corporation

Table 11A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended September 30, 2016

Unaudited

Segment	Project Adjusted EBITDA	Repayment of long- term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects

East U.S.
Consolidated	$8.2	$(3.7)	$(2.0)	$(3.6)	$2.8	$1.7
Equity method	11.2	—	(0.4)	(0.1)	2.8	13.5
Total	19.4	(3.7)	(2.4)	(3.7)	5.6	15.2
West U.S.
Consolidated	18.1	—	—	—	(2.2)	15.9
Equity method	3.2	—	—	—	0.8	4.0
Total	21.3	—	—	—	(1.4)	19.9
Canada
Consolidated	10.7	(0.0)	(0.0)	(0.2)	4.9	15.4
Equity method	—	—	—	—	—	—
Total	10.7	(0.0)	(0.0)	(0.2)	4.9	15.4
Total consolidated	37.0	(3.7)	(2.0)	(3.7)	5.4	33.0
Total equity method	14.4	—	(0.4)	(0.1)	3.6	17.5
Un-allocated corporate	(0.1)	—	—	(0.0)	0.1	(0.1)
Total	$51.3	$(3.7)	$(2.4)	$(3.9)	$9.1	$50.4

Atlantic Power Corporation

Table 11B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended September 30, 2015

Unaudited

Segment	Project Adjusted EBITDA	Repayment of long- term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects

East U.S.
Consolidated	$17.8	$(4.3)	$(1.7)	$(3.2)	$(1.6)	$7.0
Equity method	9.6	—	(0.5)	(0.1)	5.1	14.1
Total	27.4	(4.3)	(2.1)	(3.3)	3.4	21.1
West U.S.
Consolidated	18.1	—	—	(0.6)	(3.3)	14.2
Equity method	3.3	—	—	—	0.7	4.0
Total	21.4	—	—	(0.6)	(2.6)	18.2
Canada
Consolidated	7.6	(0.1)	(0.0)	(1.6)	6.2	12.1
Equity method	—	—	—	—	—	—
Total	7.6	(0.1)	(0.0)	(1.6)	6.2	12.1
Total consolidated	43.5	(4.4)	(1.7)	(5.4)	1.3	33.3
Total equity method	12.9	—	(0.5)	(0.1)	5.8	18.1
Un-allocated corporate	(0.4)	—	—	0.3	0.2	0.1
Total	$56.0	$(4.4)	$(2.1)	$(5.2)	$7.3	$51.5

Atlantic Power Corporation

Table 11C — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Nine months ended September 30, 2016

Unaudited

Segment	Project Adjusted EBITDA	Repayment of long- term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects

East U.S.
Consolidated	$39.8	$(7.9)	$(5.4)	$(0.7)	$2.2	$27.9
Equity method	30.8	—	(1.2)	(0.2)	(2.0)	27.4
Total	70.5	(7.9)	(6.7)	(0.9)	0.3	55.3
West U.S.
Consolidated	33.8	—	—	0.0	(5.2)	28.7
Equity method	9.6	—	—	—	1.4	11.0
Total	43.4	—	—	0.0	(3.8)	39.6
Canada
Consolidated	46.2	(0.1)	(0.0)	(0.7)	0.3	45.7
Equity method	—	—	—	—	—	—
Total	46.2	(0.1)	(0.0)	(0.7)	0.3	45.7
Total consolidated	119.8	(8.0)	(5.5)	(1.4)	(2.6)	102.2
Total equity method	40.4	—	(1.2)	(0.2)	(0.6)	38.4
Un-allocated corporate	(0.2)	—	—	0.3	(0.0)	(0.0)
Total	$159.9	$(8.0)	$(6.7)	$(1.4)	$(3.3)	$140.6

Atlantic Power Corporation

Table 11D — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Nine months ended September 30, 2015

Unaudited

Segment	Project Adjusted EBITDA	Repayment of long- term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects

East U.S.
Consolidated	$50.4	$(10.6)	$(5.0)	$(7.2)	$(1.8)	$25.7
Equity method	30.6	—	(1.4)	(0.2)	3.6	32.7
Total	81.0	(10.6)	(6.4)	(7.4)	1.8	58.4
West U.S.
Consolidated	27.3	—	—	(0.6)	(4.0)	22.7
Equity method	9.7	—	—	—	0.9	10.6
Total	37.1	—	—	(0.6)	(3.2)	33.3
Canada
Consolidated	43.0	(0.2)	(0.0)	(2.5)	6.9	47.2
Equity method	—	—	—	—	—	—
Total	43.0	(0.2)	(0.0)	(2.5)	6.9	47.2
Total consolidated	120.8	(10.8)	(5.1)	(10.4)	1.0	95.6
Total equity method	40.3	—	(1.4)	(0.2)	4.5	43.2
Un-allocated corporate	(2.6)	—	—	0.2	2.3	(0.1)
Total	$158.5	$(10.8)	$(6.5)	$(10.3)	$7.8	$138.8

Atlantic Power Corporation

Table 12 —  Project Income by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended September 30,		Nine months ended September 30,
Segment / Project	Accounting	2016	2015	2016	2015

East U.S.
Cadillac	Consolidated	$0.9	$0.2	$2.5	$1.8
Curtis Palmer	Consolidated	(16.0)	1.4	(6.3)	9.2
Morris	Consolidated	(5.1)	3.6	(0.7)	10.4
Piedmont	Consolidated	3.0	0.5	(5.4)	(4.3)
Kenilworth	Consolidated	0.3	0.1	(0.7)	0.5
Chambers	Equity method	1.4	1.4	4.6	5.2
Orlando	Equity method	6.4	5.0	23.0	16.9
Selkirk	Equity method	0.5	0.2	(0.1)	0.3
Total		(8.6)	12.4	16.9	40.0
West U.S.
Manchief	Consolidated	0.6	1.0	1.6	(5.9)
Naval Station	Consolidated	3.0	2.7	3.5	4.1
North Island	Consolidated	2.3	2.3	3.6	3.7
Naval Training Center	Consolidated	1.4	1.4	1.8	1.9
Oxnard	Consolidated	3.4	3.4	1.4	1.5
Frederickson	Equity method	0.9	0.7	1.4	1.8
Koma Kulshan	Equity method	(0.2)	—	0.5	0.2
Total		11.4	11.5	13.8	7.3
Canada
Calstock	Consolidated	0.7	1.7	4.7	5.3
Kapuskasing	Consolidated	(6.5)	0.5	(0.6)	5.2
Mamquam	Consolidated	(50.1)	(1.3)	(44.2)	1.5
Nipigon	Consolidated	0.4	1.6	4.5	3.6
North Bay	Consolidated	(9.0)	(0.3)	(2.3)	4.7
Williams Lake	Consolidated	2.8	0.4	5.6	(1.6)
Other (Tunis and Moresby Lake)	Consolidated	(0.7)	(0.7)	(0.8)	(0.8)
Total		(62.4)	1.9	(33.1)	17.9

Totals
Consolidated projects		(68.6)	18.5	(31.8)	40.8
Equity method projects		9.0	7.3	29.4	24.4
Un-allocated corporate		2.5	(1.6)	(0.9)	(2.2)
Total Project Income		$(57.1)	$24.2	$(3.3)	$63.0

Atlantic Power Corporation

Table 13 — Project Adjusted EBITDA by Project (for Selected Projects) (in millions of U.S. dollars), Unaudited

		Three months ended September 30,		Nine months ended September 30,
Segment / Project	Accounting	2016	2015	2016	2015
East U.S.
Cadillac	Consolidated	$2.3	$1.6	$6.7	$6.1
Curtis Palmer	Consolidated	3.3	5.4	20.7	20.9
Morris	Consolidated	(4.0)	4.5	3.9	13.3
Piedmont	Consolidated	5.7	5.6	7.3	7.8
Kenilworth	Consolidated	0.9	0.8	1.2	2.4
Chambers	Equity method	4.1	4.0	13.0	13.6
Orlando	Equity method	6.6	5.4	17.8	16.7
Selkirk	Equity method	0.5	0.2	(0.1)	0.3
Total		19.4	27.4	70.5	81.0
West U.S.
Manchief	Consolidated	3.4	3.8	10.0	2.4
Naval Station	Consolidated	4.6	4.3	8.3	8.9
North Island	Consolidated	3.4	3.3	6.8	7.0
Naval Training Center	Consolidated	2.2	2.2	4.2	4.3
Oxnard	Consolidated	4.5	4.5	4.6	4.8
Frederickson	Equity method	3.3	3.2	8.8	9.2
Koma Kulshan	Equity method	(0.1)	0.1	0.8	0.5
Total		21.3	21.4	43.4	37.1
Canada
Calstock	Consolidated	1.1	2.3	6.2	7.0
Kapuskasing	Consolidated	1.0	(0.3)	4.1	4.1
Mamquam	Consolidated	0.6	(0.9)	7.2	2.7
Nipigon	Consolidated	3.6	3.3	13.2	13.2
North Bay	Consolidated	(0.2)	(1.2)	3.7	3.6
Williams Lake	Consolidated	5.0	4.9	11.9	12.5
Other (Tunis and Moresby Lake)	Consolidated	(0.4)	(0.5)	(0.1)	(0.1)
Total		10.7	7.6	46.2	43.0
Totals
Consolidated projects		37.0	43.5	119.8	120.8
Equity method projects		14.4	12.9	40.4	40.3
Un-allocated corporate		(0.1)	(0.4)	(0.2)	(2.6)
Total Project Adjusted EBITDA		$51.3	$56.0	$159.9	$158.5
Other project expense		$(0.5)	$0.1	$(0.4)	$(2.4)
Impairment		84.7	—	84.7	—
Interest, net		2.8	2.5	8.2	7.7
Depreciation and amortization		30.4	32.8	90.8	98.9
Change in fair value of derivative instruments		(9.0)	(3.6)	(20.1)	(8.7)
Project income		$(57.1)	$24.2	$(3.3)	$63.0
Other income, net		(1.7)	—	(3.9)	(3.1)
Foreign exchange loss (gain)		(3.4)	(21.7)	19.1	(49.1)
Interest, net		20.0	41.0	87.9	91.3
Administration		5.7	6.9	17.6	23.0
(Loss) from continuing operations before income taxes		(77.7)	(2.0)	(124.0)	0.9
Income tax (benefit) expense		2.6	1.4	(14.2)	(0.3)
Net (loss) income from continuing operations		(80.3)	(3.4)	(109.8)	1.2
Net income from discontinued operations, net of tax		—	0.5	—	(20.6)
Net (loss) income		(80.3)	(3.9)	(109.8)	21.8
Net (loss) attributable to noncontrolling interests		—	—	—	(11.0)
Net income attributable to preferred share dividends of a subsidiary company		2.1	2.1	6.4	6.7
Net (loss) income attributable to Atlantic Power Corporation		$(82.4)	$(6.0)	$(116.2)	$26.1